Exhibit 99.1

NEWS RELEASE for September 15, 2023

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Quarter and Fiscal Year Ended June 30, 2023

HILLSIDE, NEW JERSEY (September 15, 2023) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter and fiscal year ended June 30, 2023.

Revenue for the quarter ended June 30, 2023 was $13.0 million compared to $13.3 million for the quarter ended June 30, 2022, a decrease of $0.3 million or 2.3%.  The Company had operating income of approximately $79,000 and $438,000 in the quarters ended June 30, 2023 and 2022, respectively.

Revenues for the fiscal year ended June 30, 2023 were $50.7 million compared to $56.2 million for the fiscal year ended June 30, 2022, a decrease of $5.5 million or 9.8%.  The Company had operating income for the fiscal year ended June 30, 2023 of approximately $120,000 compared to operating income of $2.7 million for the fiscal year ended June 30, 2022.

For the quarter ended June 30, 2023, the Company had net income of approximately $40,000 or $0.00 per share of common stock, compared with net income of $1.5 million or $0.05 per share of common stock for the quarter ended June 30, 2022.  The Company’s diluted net income per share of common stock for the quarters ended June 30, 2023 and 2022 were $0.00 and $0.05 per share of common stock, respectively.

For the fiscal year ended June 30, 2023, the Company had a net loss of approximately $34,000 or $0.00 per share of common stock, compared with net income of $3.8 million or $0.13 per share of common stock for the fiscal year ended June 30, 2022.  The Company’s diluted net income per share of common stock for the fiscal years ended June 30, 2023 and 2022 were $0.00 and $0.12 per share of common stock, respectively.

“While our revenue decreased by approximately 10% in the fiscal year ended June 30, 2023 from the prior fiscal year ended June 30, 2022 our revenue from our two largest customers in our Contract Manufacturing Segment remained consistent; representing approximately 89% and 90% of total revenue in the fiscal years ended June 30, 2023 and 2022, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay. “Our Contract Manufacturing Segment contributed 95% of the total revenue in our fiscal year ended June 30, 2023 compared to 96% in the prior year, demonstrating growth in our other nutraceutical business segment, primarily in the warehousing and distribution business,” the Co-CEO’s further stated.

A summary of our financial results for the three months and fiscal years ended June 30, 2023 and 2022 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2023	2022	2023	2022

Total revenue	$12,994	$13,267	$50,672	$56,246
Cost of sales	12,008	11,871	46,611	49,694
Gross profit	986	1,396	4,061	6,552
Selling and administrative expenses	907	958	3,941	3,807
Operating income	79	438	120	2,745
Other income (expense), net (1)	4	(31)	(20)	(148)

Income before income taxes	83	407	100	2,597
Income tax (expense) benefit, net	(43)	1,087	(134)	1,241
Net income (loss)	$40	$1,494	$(34)	$3,838

Net earnings (loss) per common share:
Basic	$0.00	$0.05	$(0.00)	$0.13
Diluted	$0.00	$0.05	$(0.00)	$0.12
Weighted average common shares outstanding:
Basic	29,949,610	29,886,614	29,949,610	29,843,387
Diluted	31,368,838	32,182,633	29,949,610	32,321,326

(1)  Includes unrealized gain (loss) on investment, a non-cash item, of $0, $(7), $28 and $(55), respectively.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. (“INBP”) is engaged primarily in the business of manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; the impact of the war in Ukraine; the tightened labor markets and inflation; and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.